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                                                                  EXHIBIT 3.11


                            CERTIFICATE OF AMENDMENT
                                       OF
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 WATERS CORPORATION



     WATERS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify, pursuant to Section 242 of the General Corporation Law of the State of Delaware, that:

     FIRST:  The name of the Corporation is Waters Corporation.

     SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on December 6, 1991.

     THIRD: The Second Amended and Restated Certificate of Incorporation of the Corporation is amended to effect a change in Article FOURTH thereof, relating to the authorized capital stock of the Corporation, accordingly the first paragraph of Article FOURTH of the Second Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

          The total number of shares of all classes which the Corporation shall have the authority to issue is One Hundred Five Million (105,000,000) shares, all with a par value of One Cent ($.01) per share, of which Five Million (5,000,000) shares shall be designated as Preferred Stock, and One Hundred Million (100,000,000) shares shall be designated as Common Stock.

     FOURTH: This amendment of the Second Amended and Restated Certificate of Incorporation has been duly adopted by the vote of the Board of Directors of the Corporation, at a duly called Regular Meeting of the Board, and thereafter duly adopted by the vote of the Corporation's stockholders at the Annual Meeting of Stockholders.

     FIFTH: This amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Waters Corporation has caused this certificate to be signed by Douglas A. Berthiaume, its Chairman, President and Chief Executive Officer, and attested by Victor J. Paci, its Secretary, as of this 12th day of May, 1999.


                                           WATERS CORPORATION

                                           By: /s/ Douglas A. Berthiaume
                                               ----------------------------
                                                Chairman, President and
                                                Chief Executive Officer

ATTEST:

By: /s/ Victor J. Paci
    -------------------
    Secretary